Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208143

PROSPECTUS

21st Century Fox America, Inc.

EXCHANGE OFFER OF

US$600,000,000 OF OUR 3.700% SENIOR NOTES DUE 2025

AND

US$400,000,000 OF OUR 4.950% SENIOR NOTES DUE 2045

Unconditionally Guaranteed by

Twenty-First Century Fox, Inc.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, JANUARY 11, 2016 UNLESS EXTENDED.

Terms of the exchange offer:

•	We, 21st Century Fox America, Inc., are registering with the Securities and Exchange Commission (the “SEC” or the “Commission”) the exchange notes, which are being offered in exchange for the original notes that were previously issued in an offering exempt from the Securities and Exchange Commission’s registration requirements. The terms of the exchange offer are summarized below and are more fully described in this prospectus.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of original notes will not be a taxable event for U.S. federal income tax purposes, but you should see “The Exchange Offer—Tax Consequences of the Exchange Offer” and “Material United States Federal Income Tax Considerations” on pages 17 and 35, respectively, of this prospectus for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the exchange notes are substantially identical to the original notes, except that the exchange notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights applicable to the original notes do not apply to the exchange notes.

•	Twenty-First Century Fox, Inc. (“21st Century Fox”) will guarantee the exchange notes. If we do not make payments on the exchange notes, 21st Century Fox must make them instead.

•	We do not intend to list the exchange notes on any securities exchange or to have them approved for any automated quotation system.

Investments in these securities involve risks. See Risk Factors on page 7.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2015.

This prospectus, the letter of transmittal and the notice of guaranteed delivery are first being distributed to all holders of the original notes on December 10, 2015.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY 21ST CENTURY FOX AMERICA, INC. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE UNDER ANY CIRCUMSTANCES AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF 21ST CENTURY FOX AND ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

We will provide to you upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus; however, a reasonable fee per page will be charged for any paper copies of any exhibits to such information. Requests for copies of such information relating to 21st Century Fox should be directed to: 21st Century Fox America, Inc., 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations (telephone number (212) 852-7059).

In order to obtain timely delivery, you must request information no later than January 4, 2016, which is five business days before the scheduled expiration of the exchange offer.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements”. All statements, other than statements of historical fact, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words are intended to identify forward-looking statements.

These statements appear in a number of places in this prospectus and documents incorporated by reference in this prospectus and are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to risks, uncertainties and assumptions about 21st Century Fox and its subsidiaries and businesses, including the risks and uncertainties discussed in this prospectus under the caption “Risk Factors” and elsewhere, and are not guarantees of performance. Other important factors that could affect the future results of 21st Century Fox and cause those results or other outcomes to differ materially from those expressed in the forward-looking statements include:

•	rapidly changing technology challenging 21st Century Fox’s businesses’ ability to adapt successfully;

•	significant changes in 21st Century Fox’s assumptions about customer acceptance, overall market penetration and competition from providers of alternative products and services;

•	changes in 21st Century Fox’s business strategy and development plans; and

•	exposure to fluctuations in currency exchange rates;

•	unexpected challenges created by legislative and regulatory developments;

•	worldwide economic and business conditions;

•	other risks described herein or included from time to time in periodic reports that 21st Century Fox files with the Securities and Exchange Commission (the “Commission”).

Because the above factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by 21st Century Fox, you should not place undue reliance on any forward-looking statement. Further, any forward-looking statement speaks only as of the date on which it is made, and it should not be assumed that the statements made herein remain accurate as of any future date. 21st Century Fox undertakes no obligation to publicly update or revise any forward-looking statement or update or revise the reasons that actual results or outcomes could materially differ from those anticipated in each forward-looking statement, except as required by law. Readers should carefully review the other documents filed by 21st Century Fox with the Commission.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL 21ST CENTURY FOX AMERICA, INC. ACCEPT SURRENDERS OF ORIGINAL NOTES FOR EXCHANGE FROM, HOLDERS IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms “the Company,” “we,” “our” and “us” refer to 21st Century Fox America, Inc. and its consolidated subsidiaries, and “21st Century Fox” or “the Guarantor” refers to Twenty-First Century Fox, Inc. and its consolidated subsidiaries, unless otherwise specified.

THE COMPANY AND THE GUARANTOR

The Company

21st Century Fox America, Inc., a 100% owned subsidiary of 21st Century Fox, is an operating company and holding company, which, together with its subsidiaries, holds most of the operating assets of 21st Century Fox.

The Guarantor

21st Century Fox is a diversified global media and entertainment company, which manages and reports its businesses in the following segments:

•	Cable Network Programming, which principally consists of the production and licensing of programming distributed primarily through cable television systems, direct broadcast satellite operators, telecommunication companies and online video distributors in the U.S. and internationally.

•	Television, which principally consists of the broadcasting of network programming in the U.S. and the operation of 28 full power broadcast television stations, including 11 duopolies, in the U.S. (of these stations, 17 are affiliated with FOX Broadcasting Company, 10 are affiliated with Master Distribution Service, Inc. and one is an independent station).

•	Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

•	Direct Broadcast Satellite Television, which consisted of the distribution of programming services via satellite, cable and broadband directly to subscribers in Italy, Germany and Austria. The Direct Broadcast Satellite Television (“DBS”) segment consisted entirely of the operations of Sky Italia and Sky Deutschland AG. On November 12, 2014, 21st Century Fox completed the sale of Sky Italia and its 57% interest in Sky Deutschland AG to Sky plc.

•	Other, Corporate and Eliminations, which principally consists of corporate overhead and eliminations and other businesses.

Following the sale of the DBS businesses, the Company continues to report in five segments for comparative purposes, and there is no current activity in the DBS segment.

The Company’s and the Guarantor’s principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036. The telephone number at that address is (212) 852-7000.

The Exchange Offer

On October 21, 2015, we completed the offering of $600,000,000 aggregate principal amount of 3.700% Senior Notes due 2025 and $400,000,000 aggregate principal amount of 4.950% Senior Notes due 2045. The offering was made in reliance upon an exemption from the registration requirements of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered	Up to $600,000,000 aggregate principal amount of exchange 3.700% Senior Notes due 2025 and up to $400,000,000 aggregate principal amount of exchange 4.950% Senior Notes due 2045 which have been registered under the Securities Act. The form and terms of these exchange notes are identical in all material respects to those of the original notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the original notes.

The exchange offer	We are offering to exchange US$2,000 principal amount and integral multiples of US$1,000 in excess thereof of our exchange 3.700% Senior Notes due 2025 and US$2,000 principal amount and integral multiples of US$1,000 in excess thereof of our exchange 4.950% Senior Notes due 2045 which have been registered under the Securities Act, for each US$2,000 principal amount and integral multiples of US$1,000 in excess thereof of our outstanding original 3.700% Senior Notes due 2025 and original 4.950% Senior Notes due 2045.

In order to be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $600,000,000 principal amount of 3.700% original notes and $400,000,000 principal amount of 4.950% original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We are registering the exchange offer in reliance on the position enunciated by the Commission in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan Stanley & Co, Inc., SEC No-Action Letter (June 5, 1991), and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). Based on interpretations by the Staff of the Commission, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not our affiliate.

Rule 405 under the Securities Act defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person. In the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements, you may incur liabilities under the Securities Act and we will not indemnify you for such liabilities.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale, or other transfer of the exchange notes issued in the exchange offer and that it has not entered into any arrangement or understanding with the Company or 21st Century Fox or an affiliate of the Company or 21st Century Fox to distribute the exchange notes.

Expiration date	5:00 p.m., New York City time, on January 11, 2016, unless we extend the expiration date.

Withdrawal rights	You may withdraw tenders of the original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For more information, see the section entitled “The Exchange Offer” under the heading “Withdrawal Rights.”

Conditions to the exchange offer	The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For more information, see the section entitled “The Exchange Offer” under the heading “Conditions to the Exchange Offer.” The exchange offer is not conditioned upon the exchange of any minimum principal amount of original notes.

Procedures for tendering original notes

If you wish to accept the exchange offer, you must (1) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions in this prospectus, and (2) mail or otherwise deliver the executed letter of transmittal, together with the original notes and any other required documentation to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold original notes through The Depository Trust Company (“DTC”) and wish to accept the exchange offer, you must do so pursuant to DTC’s automated tender offer program. By executing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes is, acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act.

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, we urge you to promptly contact the person or entity in whose name your original notes are registered and instruct that person or entity to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of your original notes in your name or obtain a properly completed bond power from the person or entity in whose name your original notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed delivery procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other documents required to the exchange agent (or comply with the procedures for book-entry transfer) prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in the section entitled “The Exchange Offer” under the heading “Guaranteed Delivery Procedures.”

Taxation	The exchange pursuant to the exchange offer will generally not be a taxable event for U.S. federal income tax purposes. For more details, see the sections entitled “The Exchange Offer—Tax Consequences of the Exchange Offer” and “Material United States Federal Income Tax Considerations.”

Consequences of failure to exchange	If you do not exchange the original notes, they will remain entitled to all the rights and preferences and will continue to be subject to the limitations contained in the indenture. However, following the exchange offer, all outstanding original notes will still be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act.

Use of proceeds	We will not receive any proceeds from the exchange offer. For more details, see the “Use of Proceeds” section.

Exchange agent	The Bank of New York Mellon is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under the section entitled “The Exchange Offer” under the heading “Exchange Agent.”

The Exchange Notes

Issuer	21st Century Fox America, Inc.

Guarantor	21st Century Fox is a guarantor of the original notes and the exchange notes. If we cannot make payments on the original notes or the exchange notes when they are due, the Guarantor must make them instead.

Securities offered	US$600,000,000 aggregate principal amount of 3.700% Senior Notes due 2025 and US$400,000,000 aggregate principal amount of 4.950% Senior Notes due 2045.

Maturities	October 15, 2025 for the 3.700% Senior Notes and October 15, 2045 for the 4.950% Senior Notes.

Interest payment dates	April 15 and October 15 of each year, commencing April 15, 2016.

Redemption	The notes may not be redeemed by the Company prior to maturity, except as set forth herein. See “Description of the Notes—Redemption by the Company.”

Ranking	The notes will be direct unsecured obligations and will constitute indebtedness (as defined herein) ranking pari passu with all other unsecured indebtedness which is not by its terms subordinated to the notes. The guarantee constitutes indebtedness of the Guarantor, and is intended to rank pari passu with all other unsecured indebtedness of the Guarantor, which is not by its terms subordinated to the guarantee. See “Description of the Notes.”

Change of control	If we experience a change of control triggering event as described in the section entitled “Description of the Notes—Repurchase upon change of control triggering event,” we must offer to repurchase the notes at a purchase price in cash equal to 101% of the aggregate principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain covenants	The indenture, among other things, limits our ability to incur liens and requires our subsidiaries to issue guarantees under certain circumstances. The indenture also restricts our ability and the ability of 21st Century Fox to sell all or substantially all of our or its assets or to merge with or into other companies. For more details, see “Description of the Notes—Successor corporation” and “Description of the Notes—Certain covenants.”

Governing Law	The notes will be governed by and construed in accordance with the laws of the State of New York.

Absence of public market for the notes	The notes will constitute a new class of securities for which there is no established public trading market. There has been no public market for the original notes, and it is not currently anticipated that an active public market for the exchange notes will develop. We currently do not intend to apply for the listing of the notes on any securities exchange or to seek approval for quotation through any automated quotation system. Although the initial purchasers have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any such market-making activity may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. See “Plan of Distribution.”

Risk Factors	You should read the section entitled “Risk Factors” for important information regarding the exchange notes and us.

RISK FACTORS

Before you participate in the exchange offer, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained or incorporated by reference in this prospectus, in evaluating your participation in the exchange offer.

Risk Factor Relating to the Notes and Guarantees

Structural risks. The operations of 21st Century Fox worldwide and the operations of the Company in the United States are conducted through subsidiaries, and, therefore, 21st Century Fox and the Company are dependent upon the earnings and cash flows of their subsidiaries to meet debt service obligations, including obligations with respect to the notes. The claims of holders of the notes will be subordinate to claims of creditors of the subsidiaries of the Guarantor (other than the Company) with respect to the assets of such subsidiaries in the event of bankruptcy or reorganization of such subsidiaries.

Risk Factor Relating to the Exchange Offer

If you do not exchange your original notes for exchange notes, you will continue to have restrictions on your ability to resell them, which could reduce their value. The original notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your original notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the original notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

RATIO OF EARNINGS TO FIXED CHARGES OF 21ST CENTURY FOX

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

Three months ended September 30, 2015	Fiscal Years Ended June 30,
	2015	2014	2013	2012	2011
4.2	8.0	4.8	7.7	4.3	3.6

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of original notes with an opportunity to acquire exchange notes (the “Exchange Notes”) which, unlike the original notes, will not be restricted securities and will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. Capitalized terms used herein and otherwise not defined are defined in the indenture dated as of August 25, 2009, as amended and restated on February 16, 2011 (the “Indenture”), among the Company, 21st Century Fox and The Bank of New York Mellon, as trustee (the “Trustee”).

The outstanding original 3.700% Senior Notes due 2025 in the aggregate principal amount of US$600,000,000 and outstanding original 4.950% Senior Notes due 2045 in the aggregate principal amount of US$400,000,000 were originally issued and sold on October 21, 2015 (the “Issue Date”), to J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC as initial purchasers, pursuant to the purchase agreement dated as of October 14, 2015. The original notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the original notes by the initial purchaser to investors was also done in reliance upon the exemption provided by Rule 144A promulgated under the Securities Act. The original notes are restricted securities and may not be reoffered, resold or transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 promulgated under the Securities Act, the original notes may generally be resold (a) commencing six months after the Issue Date, in an amount up to, for any three-month period, the greater of 1% of the original notes then outstanding or the average weekly trading volume of the original notes during the four calendar weeks preceding the filing of the required notice of sale with the Commission so long as 21st Century Fox remains current in its periodic filing obligations and (b) commencing one year after the Issue Date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the original notes.

In connection with the original issuance and sale of the original notes, we entered into the registration rights agreement, dated as of October 21, 2015 (the “Registration Rights Agreement”), pursuant to which we agreed to file with the Commission a registration statement covering the exchange by us of the Exchange Notes for the original notes (the “Exchange Offer”). The Registration Rights Agreement provides that we will file with the Commission an exchange offer registration statement (the “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act, with respect to an offer to exchange the original notes for the Exchange Notes and to offer to holders of original notes who are able to make certain representations the opportunity to exchange their original notes for Exchange Notes.

The Registration Rights Agreement provides that unless the Exchange Offer would not be permitted by applicable law or the policies of the Commission (“SEC Policy”), we will (i) file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date, (ii) use our reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Issue Date, (iii) commence the Exchange Offer and use our reasonable best efforts to issue, on or prior to 225 days after the Issue Date, Exchange Notes, in exchange for all original notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file a shelf registration statement, use our reasonable best efforts to file the shelf registration statement prior to the later of (a) 90 days after the Issue Date or (b) 30 days after such filing obligation arises (provided, however, that if the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the Issue Date, then the Company will file the shelf registration statement with the Commission on or prior to the 210th day after the Issue Date, unless the Company has consummated the Exchange Offer prior to the 180th day after the Issue Date whereby the Company’s obligations to file a shelf registration statement pursuant to clause (iv) above shall be cancelled). We shall use our reasonable best efforts to keep such shelf registration statement continuously effective, supplemented and amended for a period of six months from the Issue Date or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant thereto. A holder of original notes that sells its original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution obligations).

Under existing interpretations by the staff of the Commission, the Exchange Notes, in general, would not be restricted securities and would be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed for a period of 90 days after consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

Each holder of original notes that wishes to exchange such original notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

We have agreed to pay all expenses incident to the Exchange Offer and will indemnify each initial purchaser against certain liabilities, including liabilities under the Securities Act.

Pursuant to the Registration Rights Agreement, we will be required to pay additional interest if a registration default exists. A registration default will exist if:

•	we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

•	any of the registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness, referred to in the Registration Rights Agreement as the Effectiveness Target Date;

•	the Exchange Offer is required to be consummated under the Registration Rights Agreement and we fail to issue Exchange Notes in exchange for all original notes properly tendered and not withdrawn in the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

•	the shelf registration statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of the Exchange Notes, as the case may be, during the periods specified in the Registration Rights Agreement.

Additional interest will accrue on the principal amount of the notes (in addition to the stated interest on the notes) from and including the date on which any of the registration defaults described above has occurred and continue until all registration defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of a registration default and will increase by 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a registration default is continuing, up to a maximum rate of additional interest of 0.50% per annum.

This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is listed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the Exchange Notes, the Exchange Notes are being offered in exchange for a like principal amount of original notes. Original notes of US$2,000 principal amount may be exchanged in integral multiples of US$1,000 in excess thereof. Holders may tender some or all of their original notes pursuant to the Exchange Offer.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the original notes except that (i) the Exchange Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of original notes under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the original notes and will be entitled to the benefits of the Indenture. Each series of Exchange Notes will be treated as a single class under the Indenture with any original notes of that series that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

As of December 10, 2015, US$600,000,000 aggregate principal amount of original 3.700% Senior Notes due 2025 and US$400,000,000 aggregate principal amount of original 4.950% Senior Notes due 2045 were outstanding. This prospectus, the letter of transmittal and notice of guaranteed delivery are being sent to all registered holders of original notes as of December 10, 2015. Tendering holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain transfer taxes that may be imposed, in connection with the Exchange Offer. See “—Payment of Expenses.”

Holders of original notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware in connection with the Exchange Offer.

Expiration Date; Extensions; Termination

The Exchange Offer will expire at 5:00 p.m., New York City time, on January 11, 2016. We reserve the right to extend the Exchange Offer at our discretion, in which event the term expiration date shall mean the time and date on which the Exchange Offer as so extended shall expire. We shall notify the exchange agent of any extension by oral or written notice and shall notify the registered holders of original notes via a press release prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right to extend or terminate the Exchange Offer and not accept for exchange any original notes if any of the events set forth below under the caption “—Conditions to the Exchange Offer” occur and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.” The rights reserved by us in this paragraph are in addition to our rights set forth below under the caption “—Conditions to the Exchange Offer.”

Procedures for Tendering

The tender to us of original notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Except as set forth below, a holder who wishes to tender original notes for exchange pursuant to the Exchange Offer must transmit an agent’s message or a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent at the address set forth below under “Exchange Agent” on or prior to the expiration date. In addition, either (i) certificates for such original notes must be received by the exchange agent along with the letter of transmittal, (ii) a timely confirmation of a book-entry transfer (a book-entry confirmation) of such original notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure of book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or (iii) the holder must comply with the guaranteed delivery procedures described below. LETTERS OF TRANSMITTAL AND ORIGINAL NOTES SHOULD NOT BE SENT TO US.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

Signatures on a letter of transmittal must be guaranteed unless the original notes tendered pursuant thereto are tendered (i) by a registered holder of original notes who has not completed the box entitled “Special Issuance and Delivery Instructions” on the letter of transmittal or (ii) for the account of any firm that is a member of a registered national securities exchange or a commercial bank or trust company having an office in the United States, each an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, such guarantee must be by an eligible institution.

The method of delivery of original notes and other documents to the exchange agent is at the election and risk of the holder, but if delivery is by mail it is suggested that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent before the expiration date.

If the letter of transmittal is signed by a person other than a registered holder of any original notes tendered therewith, such original notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the original notes.

If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered original notes will be resolved by us, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. Neither we nor the exchange agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Our acceptance for exchange of original notes tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering person and us upon the terms and subject to the conditions of the Exchange Offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility systems may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an Agent’s Message or a duly executed letter of transmittal, including all other documents required by such letter of transmittal, must in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under the caption “Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (i) whose original notes are not immediately available, or (ii) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(a) the tender is made through an eligible institution;

(b) prior to the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder of the original notes, the certificate number or numbers of the original notes and the amount of original notes being tendered, stating that the tender is being made and guaranteeing that, within three NASDAQ Stock Market trading days after the expiration date, the properly completed and duly executed letter of transmittal (or facsimile thereof) together with the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(c) a properly completed and executed letter of transmittal (or facsimile thereof), as well as the certificates representing all tendered original notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three NASDAQ Stock Market trading days after the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any original notes and may terminate the Exchange Offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

•	there is threatened, instituted or pending any action or proceeding before, or any statute, rule, regulation, injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the Exchange Offer; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the Commission referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

•	the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the Exchange Notes, which in our sole judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the Commission which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer; or

•	a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the Exchange Offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the Exchange Offer (whether or not any original notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes and will extend the Exchange Offer to the extent required by Rule 14e-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole discretion. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, we will accept all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue Exchange Notes in exchange for original notes promptly following the expiration date.

Subject to the conditions set forth under the caption “—Conditions to the Exchange Offer,” issuance of Exchange Notes in exchange for original notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of certificates for original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, including an Agent’s Message if the tendering holder does not deliver a letter of transmittal, a completed letter of transmittal, or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of transmittal and any other documents required by such letter of transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when certificates for original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the Exchange Offer, we will be deemed to have accepted for exchange, and thereby to have exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the Exchange Offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting Exchange Notes which will not be held in global form by DTC or a nominee of DTC to validly tendered holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the Exchange Offer or are unable to accept for exchange or exchange any original notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l promulgated under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “—Withdrawal Rights.”

Pursuant to an Agent’s Message or a letter of transmittal, a holder of original notes will represent, warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer original notes, that we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances, and the original notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the original notes tendered pursuant to the Exchange Offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted original notes will be returned, at our expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, set forth below under the caption “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must specify the name of the person having tendered the original notes to be withdrawn, identify the original notes to be withdrawn (including the certificate number or numbers and the principal amount of the original notes), and (where certificates for original notes have been transmitted) specify the name in which such original notes are registered, if different from that of the withdrawing holder. If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under the caption “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon as the exchange agent for the Exchange Offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail, or

Hand Delivery or Overnight Delivery

The Bank of New York Mellon, as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creed Parkway

East Syracuse, NY 13057

Attn: Allissa Overton

By Facsimile Transmission:

(Eligible Institutions Only)

732-667-9408

Confirm by Telephone:

315-414-3362

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions by facsimile to a facsimile number other than any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Payment of Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the Exchange Offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the Exchange Offer, including accounting, legal, printing and other related fees and expenses.

Consequences of Failure to Exchange

Upon consummation of the Exchange Offer, certain rights under the Registration Rights Agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The original notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such original notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the original notes (the form of which letter can be obtained from the Trustee) and, if requested by us and the Trustee, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the original notes could be adversely affected by the Exchange Offer.

Tax Consequences of the Exchange Offer

The exchange of original notes for Exchange Notes will not be treated as a taxable transaction for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or in extent from the original notes. Rather, the Exchange Notes received by a holder of original notes will be treated as a continuation of such holder’s investment in the original notes. As a result, there will be no material U.S. federal income tax consequences to holders exchanging original notes for Exchange Notes.

PERSONS CONSIDERING THE EXCHANGE OF THE ORIGINAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES ARISING UNDER FEDERAL, STATE, LOCAL OR FOREIGN LAWS OF SUCH AN EXCHANGE.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes, we will receive in exchange the original notes of like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the original notes, except for certain transfer restrictions and registration rights relating to the original notes and except for certain provisions providing for an increase in the interest rate on the original notes under certain circumstances relating to the timing of the Exchange Offer. The original notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in our outstanding debt or in the obligations of the Guarantor.

On October 21, 2015, we issued and sold the original notes. The net proceeds of $987 million from the sale of the notes will be used for general corporate purposes.

SELECTED HISTORICAL FINANCIAL INFORMATION OF 21ST CENTURY FOX

The following table presents selected historical consolidated financial data of 21st Century Fox. The data as of, and for the years ended, June 30, 2015, 2014, 2013, 2012 and 2011 are derived from 21st Century Fox’s audited consolidated financial statements for those periods. The data as of, and for the three months ended, September 30, 2015 and 2014 are derived from 21st Century Fox’s unaudited consolidated financial statements for those periods, which, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial condition, results of operations and cash flows for these periods. Historical results of operations may not be indicative of results to be expected for any future period.

This information is only a summary and should be read in conjunction with 21st Century Fox’s audited consolidated financial statements and accompanying notes and management’s discussion and analysis of results of operations and financial condition contained in its Annual Report on Form 10-K, filed August 13, 2015, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed November 4, 2015, each of which is incorporated by reference into this registration statement.

	For the three months ended September 30,(a) (unaudited)		For the fiscal years ended June 30,
	2015	2014	2015(b)	2014(b)	2013(b)	2012(c)	2011(d)
	(in millions, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues	$6,077	$7,887	$28,987	$31,867	$27,675	$25,051	$24,232
Income from continuing operations attributable to 21st Century Fox stockholders	678	1,044	8,373	3,785	6,820	3,176	2,296
Net income attributable to 21st Century Fox stockholders	675	1,037	8,306	4,514	7,097	1,179	2,739
Income from continuing operations attributable to 21st Century Fox stockholders per share—basic	$0.34	$0.48	$3.94	$1.67	$2.91	$1.27	$0.87
Income from continuing operations attributable to 21st Century Fox stockholders per share—diluted	$0.34	$0.48	$3.93	$1.67	$2.91	$1.27	$0.87
Net income attributable to 21st Century Fox stockholders per share—basic	$0.34	$0.47	$3.91	$1.99	$3.03	$0.47	$1.04
Net income attributable to 21st Century Fox stockholders per share—diluted	$0.34	$0.47	$3.90	$1.99	$3.03	$0.47	$1.04
Cash dividend per share	$0.150	$0.125	$0.275	$0.250	$0.170	$0.180	$0.150

	As of September 30, 2015	As of June 30,
		2015	2014	2013	2012	2011
	(in millions)
BALANCE SHEET DATA:
Cash and cash equivalents	$5,830	$8,428	$5,415	$6,659	$9,626	$12,680
Total assets	47,997	50,051	54,793	50,944	56,663	61,980
Borrowings	19,011	19,039	19,058	16,458	15,455	15,495
21st Century Fox stockholders’ equity	15,281	17,220	17,418	16,998	24,684	30,069

(a)

See Notes 2, 5 and 12 to the unaudited consolidated financial statements of 21st Century Fox contained in its Quarterly Report on Form 10-Q, for the period ended September 30, 2015, filed November 4, 2015 for information with respect to significant acquisitions, disposals, restructuring charges and other transactions during the three months ended September 30, 2015 and 2014.
(b)	See Notes 2, 3, 4, 5, 6, 7, 10 and 22 to the consolidated financial statements of 21st Century Fox contained in its Annual Report on Form 10-K, for the period ended June 30, 2015, filed August 13, 2015 for information with respect to significant acquisitions, disposals, discontinued operations, accounting changes, impairment charges, restructuring charges and other transactions during fiscal 2015, 2014 and 2013.
(c)	In fiscal 2012, 21st Century Fox recorded a goodwill impairment charge of $201 million as a result of an impairment assessment performed on the Digital Media Group reporting unit. Also, during fiscal 2012, 21st Century Fox recorded non-cash impairment charges of approximately $2.6 billion ($2.2 billion, net of tax) related to discontinued operations consisting of a write-down in goodwill of approximately $1.3 billion and a write-down of the indefinite-lived intangible assets (primarily newspaper mastheads and distribution networks) of approximately $1.3 billion.
(d)	In fiscal 2011, 21st Century Fox recorded a goodwill impairment charge of $168 million as a result of an impairment assessment performed on the Digital Media Group reporting unit and also recorded a restructuring charge of approximately $120 million resulting from an organizational restructuring to align resources more closely with the digital media properties.

DESCRIPTION OF THE NOTES

The original notes were issued as two separate series under an Indenture dated as of August 25, 2009, as amended and restated on February 16, 2011 (the “Indenture”), among the Company, 21st Century Fox and The Bank of New York Mellon, as trustee (the “Trustee”), in a transaction that is not subject to the registration requirements of the Securities Act. References to the notes include the Exchange Notes (as hereinafter defined) unless the context requires otherwise. Series of debt securities issued under the Indenture, including the notes, or other predecessor senior indentures are referred to herein as “Debt Securities.” The following summaries of the material provisions of the notes and the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the notes and the Indenture, including the definitions therein of certain terms. Capitalized terms used in this section and not otherwise defined shall have the meanings set forth in the Indenture.

General

The 3.700% notes will be initially limited to $600,000,000 aggregate principal amount and will mature on October 15, 2025.

The 4.950% notes will be initially limited to $400,000,000 aggregate principal amount and will mature on October 15, 2045.

The Company may from time to time, without notice to or consent of holders of the notes, issue additional 3.700% notes and 4.950% notes of the same tenor, coupon and other terms as the 3.700% notes and the 4.950% notes, so that such additional notes and the notes offered hereby of the same series will form a single series. Interest will accrue on the notes from October 21, 2015, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year commencing on April 15, 2016 to the person (or any predecessor) in whose name the notes are registered at the close of business on April 1 or October 1, as the case may be, next preceding such Interest Payment Date. Interest will be computed assuming a 360-day year consisting of twelve 30-day months. The notes are not entitled to any sinking fund.

The notes will be issued only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by global notes (the “Global Securities”) registered in the name of the nominee of DTC.

The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities, including the 3.700% notes and the 4.950% notes, may be issued thereunder from time to time in one or more series. As of September 30, 2015, there were approximately $6.7 billion of Debt Securities issued under the Indenture and $10.8 billion issued under various predecessor senior indentures. While most of the terms of the predecessor senior indentures and the Indenture are the same, there are several significant differences described under “Repurchase upon change of control triggering event” which could result in different consequences for holders of Debt Securities issued under the predecessor senior indentures and those issued under the Indenture. In addition, other provisions of the Indenture regarding the Limitation on Liens covenant, Events of Default and Guarantees by Subsidiaries have been changed from predecessor senior indentures. For a complete list of predecessor senior indentures, see the exhibit list of 21st Century Fox’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Commission on August 13, 2015, as amended.

The Company has appointed The Bank of New York Mellon at its offices at 525 William Penn Place, 38th Floor, Pittsburgh, PA 15259, to serve as registrar and paying agent under the Indenture. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances, for any tax or other governmental charge that may be imposed in connection therewith.

Additional interest

As discussed under the section entitled “The Exchange Offer” under the heading “Purpose of the Exchange Offer,” pursuant to the Registration Rights Agreement, the Company and the Guarantor will agree to file with the Commission a registration statement (the “Exchange Offer Registration Statement”) with respect to the 3.700% notes and the 4.950% notes and to offer to the holders of such notes who are able to make certain representations the opportunity to exchange their notes (the “Exchange Offer”) for notes issued under the Indenture containing terms identical to such holders’ notes (except that the transfer restrictions thereon shall be eliminated). The notes to be issued in the Exchange Offer in exchange for the 3.700% notes are referred to herein as the “3.700% Exchange Notes”, and the notes to be issued in the Exchange Offer in exchange for the 4.950% notes are referred to herein as the “4.950% Exchange Notes” (collectively, the “Exchange Notes”). In the event that the Company and the Guarantor are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC Policy or, in certain other circumstances, including if for any reason the Exchange Offer Registration Statement is not declared effective by the Commission on or prior to the 180th day after the date the notes are first issued (the “Issue Date”), the Company and the Guarantor will file with the Commission a shelf registration statement with respect to resales of the notes by the holders thereof. The interest rate on the notes is subject to increase under certain circumstances during any period in which the Company and the Guarantor are not in compliance with their obligations under the Registration Rights Agreement. See the section entitled “The Exchange Offer” under the heading “Purpose of the Exchange Offer.”

Ranking

The notes will be direct, unsecured obligations of the Company and will constitute Indebtedness (as defined below) ranking pari passu with all other unsecured Indebtedness of the Company which is not by its terms subordinated to the notes. The Guarantee constitutes Indebtedness of the Guarantor and is intended to rank pari passu with all other unsecured Indebtedness of such Guarantor which is not by its terms subordinated to the Guarantee.

“Indebtedness” of any Person is defined as, at any date, and without duplication, any obligation for or in respect of: (i) money borrowed (whether or not for cash consideration and whether or not the recourse of the lender is to the whole of the assets of such Person or only a portion thereof) and premiums (if any) and capitalized interest (if any) in respect thereof; (ii) all obligations (if any) with respect to any debenture, bond (other than performance and similar bonds), note, loan, stock or similar instrument (whether or not issued for cash consideration); (iii) liabilities of such Person in respect of any letter of credit (other than in respect of Trade Payables, Programming Liabilities, or royalties), bankers’ acceptance or note purchase facility or any liability with respect to any recourse receivables purchase, factoring or discounting arrangement; (iv) all obligations of such Person with respect to Capitalized Lease Obligations (whether in respect of buildings, machinery, equipment or otherwise); (v) all obligations created or arising under any deferred purchase or conditional sale agreement or arrangement or representing the balance deferred and unpaid of the purchase price of any property that would appear as a liability on a statement of financial positions of such Person prepared in accordance with GAAP (including pursuant to financing leases), except any such balance which represents a Trade Payable, Programming Liability or royalty; (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Redeemable Stock of such Person or any warrants, rights or options to acquire such Redeemable Stock valued, in the case of Redeemable Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends; (vii) direct or indirect guarantees of all Indebtedness of other Persons referred to in clauses (i) to (vi) above or legally binding agreements by any Person (a) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (b) otherwise to assure in a legally binding manner any Person to whom Indebtedness is owed against loss; and (viii) all Indebtedness of the types referred to in clauses (i) to (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on any asset owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The amount of Indebtedness of any Person at any date shall be (without duplication) (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured. Notwithstanding anything stated herein to the contrary, for purposes of the Indenture, any obligation owed solely between or among members of the 21st Century Fox Consolidated Group shall not constitute “Indebtedness”.

Guarantees

The notes will be unconditionally guaranteed by 21st Century Fox. See “The guarantor of the notes” in the Company’s offering circular relating to the original notes. The Guarantee is intended to rank pari passu with 21st Century Fox’s obligations under the Revolving Credit Agreement (as defined in the next sentence) and its obligations under the various senior public debt instruments issued by the Company or 21st Century Fox. The Revolving Credit Agreement means that certain revolving credit agreement, dated as of May 21, 2015, by and among the Company, as borrower, 21st Century Fox, as guarantor, the initial lenders named therein, the initial issuing banks named therein, JPMorgan Chase Bank, N.A. and Citibank, N.A. as co-administrative agents, JPMorgan Chase Bank, N.A. as designated agent, and Bank of America, N.A., as syndication agent.

Redemption by the Company

Each series of notes is redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, upon mailed notice to the registered address of each holder of such series of notes at least 30 days but not more than 60 days prior to the redemption. Except as provided below, the redemption price will be equal to the greater of (1) 100% of the principal amount of the series of notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such series of notes discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 30 basis points for the 3.700% notes and 35 basis points for the 4.950% notes. Accrued interest will be paid to the date of redemption. All calculations thereunder shall be made by the Company. On and after July 15, 2025, in the case of the 3.700% notes, and on and after April 15, 2045, in the case of the 4.950% notes, the notes are redeemable at the Company’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of such notes being redeemed to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi- annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the applicable series of notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and its successor. If the Reference Treasury Dealer shall cease to be a primary U.S. Government securities dealer, the Company will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal and interest on the series of notes that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the series of notes being redeemed, the amount of the next succeeding scheduled interest payment on such series of notes being redeemed will be reduced by the amount of interest accrued on such series of notes to such redemption date.

On and after the redemption date, interest will cease to accrue on the series of notes being redeemed or any portion of the series of notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method the Trustee deems to be fair and appropriate.

Repurchase upon change of control triggering event

Within 60 days after the occurrence of a Change of Control Triggering Event (as herein defined), the Company will be required to make an offer to purchase each series of notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes of such series, plus accrued and unpaid interest, if any, to the date of repurchase. The offer (a “Change of Control Offer”) shall be made not later than the 60th Business Day after the Change of Control Triggering Event.

The Company shall commence a Change of Control Offer by mailing a notice to each holder of the notes stating: (i) that the Change of Control Offer is being made pursuant to a covenant in the Indenture and that all notes validly tendered will be accepted for payment; (ii) the purchase price and the purchase date (which shall be not less than 30 days nor more than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); (iii) that any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (iv) that holders electing to have notes purchased pursuant to the Change of Control Offer will be required to surrender the notes to the paying agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date; (v) that holders will be entitled to withdraw their tender of notes on the terms and conditions set forth in such notice which will allow any holder to withdraw notes if they notify the Trustee prior to the Change of Control Payment Date; and (vi) that holders who elect to require that only a portion of the notes held by them be repurchased by the Company will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered. No notes will be purchased from any holder of notes who does not tender any notes pursuant to the Change of Control Offer.

On the Change of Control Payment Date, the Company shall (i) accept for payment tendered notes or portions thereof pursuant to the Change of Control Offer, (ii) deposit with the paying agent cash in same-day funds sufficient to pay the purchase price of notes or portions thereof so accepted and (iii) deliver, or cause to be delivered, to the Trustee notes so accepted. The paying agent shall promptly make available to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such holders a new security of the same class equal in principal amount to any unpurchased portion of notes surrendered. The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date. For purposes of this covenant, the Trustee shall act as the paying agent.

This covenant is intended to allow the holders of notes the option of having their notes purchased in the event that someone other than members of the Murdoch Family (as herein defined) acquires a majority of the voting interest of 21st Century Fox and a Rating Decline (as herein defined) occurs shortly thereafter.

21st Century Fox and its Subsidiaries will comply with the appropriate provisions of the Exchange Act, including Rule 14e-1, in the event of a Change of Control Offer. The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of 21st Century Fox and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate Class B Common Stock of 21st Century Fox or to obtain control of 21st Century Fox by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a standard term contained in other offerings of debt securities of other issuers containing features corresponding to the terms of the notes.

The Company’s ability to repurchase the notes upon a Change of Control Triggering Event will depend upon the availability of cash sufficient to pay the purchase price and upon the terms of its and 21st Century Fox’s then existing loan agreements and indentures. If a Change of Control were to occur, there can be no assurance that the Company would have funds sufficient to pay the Change of Control purchase price for all of the notes that might be delivered by holders seeking to exercise the purchase right. In addition, the Revolving Credit Agreement, to which 21st Century Fox, the Company and certain of their Affiliates are parties, could restrict the ability of the Company to repurchase the notes upon a Change of Control. The ability of the Company to repurchase the notes upon a Change of Control will depend upon the principal amount of the notes required to be repurchased, the limitations imposed by the covenants (whether contained in the Revolving Credit Agreement or otherwise) then in effect and, if required, the consent by the banks representing a majority of the outstanding indebtedness under the Revolving Credit Agreement.

“Change of Control” shall mean the occurrence of the following: any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than 21st Century Fox, any Subsidiary of 21st Century Fox, any employee benefit plan of either 21st Century Fox or any Subsidiary of 21st Century Fox, or the Murdoch Family, becomes the beneficial owner of 50% or more of the combined voting power of 21st Century Fox’s then outstanding common stock entitled to vote generally for the election of directors (“Voting Securities”).

“Change of Control Triggering Event” shall mean a Change of Control and a Rating Decline.

“Investment Grade” is defined as a rating of BBB- or higher by Standard & Poor’s Corporation and its successors (“S&P”) or a rating of Baa3 or higher by Moody’s Investors Service, Inc. and its successors (“Moody’s”) or the equivalent of such ratings.

“Murdoch Family” shall mean K. Rupert Murdoch, his children, or brothers or sisters or children of brothers or sisters, or grandchildren, grand nieces and grand nephews and other members of his immediate family or any trust or any other entity directly or indirectly controlled by one or more of the members of the Murdoch Family described above (“controlled entities”). A trust shall be deemed controlled by the Murdoch Family if the majority of the trustees are members of the Murdoch Family or can be removed or replaced by any one or more members of the Murdoch Family or the controlled entities.

“Rating Agencies” is defined as (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of the notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by 21st Century Fox, which shall be substituted for S&P or Moody’s or both, as the case may be, so that there shall always be two nationally recognized securities rating agencies rating the notes.

“Rating Category” is defined as (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Rating Date” is defined as the date which is 90 days prior to the earlier of, (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by 21st Century Fox to effect a Change of Control.

“Rating Decline” is defined as the occurrence of the following on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by 21st Century Fox to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), (a) in the event the notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

As of September 30, 2015, there were approximately $10.8 billion of Debt Securities issued under various predecessor senior indentures which contain change of control provisions different than those set forth herein. Under the terms of those predecessor senior indentures, Change of Control is defined as “the occurrence of the following: any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than 21st Century Fox, any Subsidiary of 21st Century Fox, any employee benefit plan of either 21st Century Fox or any Subsidiary of 21st Century Fox, or the Murdoch Family, becomes the beneficial owner of the greater of (A) 30% or more of the Voting Securities; and (B) if the Murdoch Family is the beneficial owner of, or has the right to vote, more than 30% of the Voting Securities, a percentage of Voting Securities greater than the percentage of Voting Securities so owned or voted by the Murdoch Family.” Also, under those predecessor senior indentures, “Rating Decline” was defined as the occurrence of the following on, or within 90 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by 21st Century Fox to effect a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies), (a) in the event the notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). Because of the difference in this definition from that in the Indenture pursuant to which the 3.700% notes and the 4.950% notes are being issued, there may be circumstances where the Company is required to offer to repurchase notes issued under predecessor senior indentures and not the 3.700% or the 4.950% notes.

Successor corporation

Neither 21st Century Fox nor the Company shall consolidate with or merge with or into or sell, assign or lease all or substantially all of its properties and assets as an entirety to any person (other than its Subsidiary), or permit any person (other than its Subsidiary) to merge with or into 21st Century Fox or the Company unless: (i) 21st Century Fox or the Company shall be the continuing person, or the person (if other than 21st Century Fox or the Company) formed by such consolidation or into which 21st Century Fox (or the Company) is merged or to which the properties and assets of 21st Century Fox (or the Company), substantially as an entirety, are transferred shall (a) be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall (b) expressly assume, by supplemental indentures executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of 21st Century Fox (or the Company) under the notes and the Indenture, and the Indenture shall remain in full force and effect; and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing.

In connection with any consolidation, merger or transfer contemplated hereby, 21st Century Fox shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture, if any, in respect thereto comply with these “Successor Corporation” provisions and that all conditions precedent herein provided for relating to such transactions have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of 21st Century Fox or the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which 21st Century Fox or the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of 21st Century Fox or the Company under the Indenture with the same effect as if such successor corporation had been named as 21st Century Fox or the Company therein; and thereafter, except in the case of a lease transaction of substantially all of its property and assets, 21st Century Fox or the Company shall be discharged from its obligations under the debt securities and the Indenture.

Waiver, modification and amendment

The holders of a majority in principal amount of the notes may waive certain past Defaults with respect to the notes. The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected may waive the Company’s and the Guarantor’s compliance with certain restrictive provisions.

Modification and amendment of the Indenture may be made by the Company, the Guarantor and the Trustee with the written consent (i) of the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities, or (ii) in case less than all of the several series of Debt Securities then Outstanding are affected by the modification or amendment, the holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series so affected, voting as a single class, provided that no such modification or amendment may, without the consent of the holders of each Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, or the rate of interest, if any, on, or any premium payable upon the redemption of, any Debt Security; (c) change the place or currency of payment of principal of, or premium or interest on, any Debt Security; (d) impair the right to institute suit for the enforcement of any payments on, or with respect to, any Debt Security; or (e) reduce the percentage in aggregate principal amount of the Outstanding Debt Securities of any particular series specified in this or the preceding paragraph. Any modification or amendment which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of Debt Securities of any other series.

Events of default

The following events are Defaults under the Indenture: (a) failure to pay the principal of (or premium, if any, on) the applicable series of notes when due; (b) failure to pay any interest installment on the applicable series of notes when due, continued for 30 days; (c) failure to pay the deposit of any sinking fund payment, when and as due by the terms of the applicable series of notes; (d) failure of the Company, 21st Century Fox or any Guarantor to perform any other covenant under the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than the 3.700% notes and the 4.950% notes), continued

for 90 days after written notice and (e) certain events of bankruptcy, insolvency or reorganization of 21st Century Fox, the Company or any Significant Subsidiary of 21st Century Fox. Notwithstanding anything to the contrary contained herein, the Company, 21st Century Fox and any other Guarantor will not be deemed to have failed to comply with any of its obligations under the SEC reporting covenant in the Indenture until 120 days after the date any such report or document is due to the trustee or the holders.

If an Event of Default, other than an Event of Default as a result of certain events of bankruptcy, insolvency or reorganization, with respect to Outstanding Securities of any series shall occur and be continuing, then and, in every such case, the holders of not less than 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount of all of the Securities of that series and accrued interest immediately due and payable by a notice in writing to the Company and to the Trustee. If an event of default occurs and is continuing as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount and interest, if any, of all the debt securities of that series automatically will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such securities. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the Outstanding Securities of that series, by written notice to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration (except an acceleration due to a default in payment of the interest on any security).

The Trustee will give notice to holders of the notes of any continuing default known to the Trustee within 90 days after it becomes so known unless such default shall have been cured or waived; however, the Trustee may withhold such notice of default, other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

No holder of any notes shall have any right to institute any proceeding with respect to the Indenture or the notes or for any remedy thereunder, unless such holder previously shall have given to the Trustee written notice of a default with respect to such holder’s notes and unless also the holders of not less than 25% of the principal amount of Outstanding Securities of the applicable series of notes shall have made written request upon the Trustee, and have offered to the Trustee indemnity satisfactory to it, to institute such proceeding as Trustee, and the Trustee shall not have received direction inconsistent with such request in writing by the holders of a majority in principal amount of Outstanding Securities and shall have neglected or refused to institute such proceeding within 60 days. However, the right of any holder of any note to enforce the payment of principal and interest, if any, due on such note on or after the dates expressed in such note, may not be impaired or affected.

The Indenture includes a covenant requiring certain officers of the Company to furnish to the Trustee annually a statement as to whether, to their knowledge, the Company is in default under the Indenture and, if so, specifying all such known Defaults.

As discussed above, as of September 30, 2015, there were approximately $10.8 billion of Debt Securities issued under various predecessor senior indentures which contain event of default provisions different than those set forth herein. Under the terms of those predecessor senior indentures events of default included (a) an event of default on any other Indebtedness for borrowed money of 21st Century Fox or any of its Subsidiaries having an aggregate amount outstanding in excess of $100 million which has caused the holders thereof to declare such Indebtedness due and payable in advance of its scheduled maturity; (b) failure to pay at stated maturity (and the expiration of any grace period) any other Indebtedness for borrowed money of 21st Century Fox or any of its Subsidiaries in excess of $100 million; and (c) final judgments for the payment of money which in the aggregate exceed $250 million rendered against 21st Century Fox or any Restricted Subsidiary by a court and that remain unstayed or undischarged for a period of 60 days. It is important to note that the Indenture defining the 3.700% notes and the 4.950% notes does not include these event of default provisions.

Discharge and defeasance

The Indenture provides that the Company may satisfy and discharge obligations thereunder with respect to the notes of any series by delivering to the Trustee for cancellation all notes of the series or depositing with the Trustee, after the notes have become due and payable, or will become due and payable within one year or will be called for redemption within one year, cash sufficient to pay at stated maturity or redemption all of the notes of the series and all other sums payable under the Indenture with respect to the series.

The Indenture provides with respect to any series of notes that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to any series of the notes (except as otherwise provided in the Indenture) (“defeasance”) or (B) to be released from certain of its obligations with respect to such series of the notes described under “Certain Covenants,” and “Repurchase Upon Change of Control Triggering Event” (“covenant defeasance”), in each case upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations or Foreign Government Securities (each as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any), and interest on, such series of the notes on the scheduled due dates therefor and the satisfaction of certain other conditions.

Regarding the trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in such Indenture. The Trustee is The Bank of New York Mellon, 525 William Penn Place, 38th Floor, Pittsburgh, PA 15259.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the Trustee, should it become a creditor of the Company or a Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of a Default or must resign. The Bank of New York Mellon is a lender under the Revolving Credit Agreement.

The Trustee will perform only those duties that are specifically set forth in the Indenture, unless an event of default occurs and is continuing. In case an event of default occurs and is continuing, the Trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Certain covenants

Guarantees by Subsidiaries. To the extent that after the date of the Indenture any Subsidiary issues any guarantee of any Public Debt in excess of $100 million and such Subsidiary is not thereafter released from such guarantee within ten Business Days, the Indenture requires that such Subsidiary guarantee the notes on a pari passu basis if such Public Debt is senior indebtedness and on a senior basis if such Public Debt is subordinated indebtedness.

Limitation on Liens. Neither 21st Century Fox nor any Subsidiary will create, assume, incur or suffer to exist any Lien on or with respect to any of its properties to secure Indebtedness unless contemporaneously therewith or prior thereto the Securities are equally and ratably secured for so long as such other Indebtedness shall be so secured, except for Permitted Encumbrances.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below is a summary of certain of the defined terms used herein or in the Indenture. Reference is made to the Indenture for the full definition of all terms.

“21st Century Fox Consolidated Group” is defined as 21st Century Fox and its Subsidiaries which are consolidated under GAAP. The Indenture uses the term “News Consolidated Group.”

“Affiliate” of any specified Person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that any Person that would be an Affiliate solely by reason of the fact that a director or officer of such Person is also a director or officer of a member of 21st Century Fox or its Subsidiaries shall be deemed not to be an Affiliate for purposes of this definition. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capital Stock” of any Person is defined as any and all shares, interests, participations or other equivalents (however designated) of capital stock and any rights (other than loan stock or debt securities convertible into capital stock), warrants or options to acquire such capital stock.

“Content” means all print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created.

“Default” is defined as any event, act or condition which is, or after notice or passage of time or both would be, an Event of Default.

“Film Special Purpose Vehicle” means any Special Purpose Vehicle established for the sole purpose of financing, producing, distributing, acquiring, marketing, licensing, syndicating, publishing, transmitting or other exploitation of Content.

“Foreign Government Securities” is defined as, with respect to securities and coupons, if any, of any series that are denominated in a foreign currency, securities that are (i) direct obligations of the government that issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of such government (the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of such government) which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

“GAAP” is defined as generally accepted accounting principles as applied in the United States set forth in Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination, provided that the definitions contained in the Indenture and all ratios and calculations under the covenants described therein shall be determined in accordance with GAAP as in effect on the date of the applicable indenture.

“Lien” is defined as any lien, security interest, or other charge or encumbrance of any kind, including without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Original Issue Discount Debt Security” is defined as any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

“Outstanding” is defined as, as of the date of determination, all Debt Securities theretofore authenticated and delivered under the Indenture, except: (i) Debt Securities for whose payment or redemption (a) money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Debt Securities or (b) U.S. Government Obligations or Foreign Government Securities as contemplated by the section of the Indenture governing satisfaction, discharge and defeasance of Debt Securities in the necessary amount have been theretofore deposited with the Trustee in trust for the holders of such Debt Securities in accordance with such section; provided that, if such Debt Securities are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and (ii) Debt Securities which have been paid pursuant to the section of the Indenture governing mutilated, destroyed, lost and stolen securities or in exchange for or in lieu of which other Debt Securities have been authenticated and delivered pursuant to the Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debt Securities are held by a bona fide purchaser in whose hands such Debt Securities are valid obligations of the Company; provided, however, that in determining whether the holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, the principal amount of any Original Issue Discount Securities that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the section of the Indenture governing acceleration, the principal amount of a Debt Security denominated in a foreign currency or currencies shall be deemed to be that amount of dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such foreign currency or such currency unit as determined by the Company or by an authorized exchange rate agent, and Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debt Securities which the Trustee knows to be so owned shall be so disregarded. Debt Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Debt Securities and that the pledgee is not the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor.

“Permitted Encumbrance” means any of the following: (i) any Lien which arises in favor of an unpaid seller in respect of goods, plant or equipment sold and delivered to any member of the 21st Century Fox Consolidated Group in the ordinary course of its business until payment of the purchase price for such goods or plant or equipment or any other goods, plant or equipment previously sold and delivered by that seller (except to the extent that such Lien secures Indebtedness or arises otherwise than due to deferment of payment of purchase price); (ii) Liens arising by operation of law, including Liens for taxes, assessments and governmental charges or levies that are either (a) not yet overdue or (b) being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained; (iii) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof; (iv) any Lien with respect to a cash deposit which secures the payment or reimbursement obligation in favor of any financial institution or government in connection with any letter of credit, guarantee or bond, issued by or, as the case may be, granted to any financial institution, or government, in respect of any amount payable by any member of the 21st Century Fox Consolidated Group pursuant to any agreement or arrangement (other than in respect of Indebtedness for borrowed money) entered into by any member of the 21st Century Fox Consolidated Group; (v) any Lien with respect to a cash deposit which is deposited in an account with any financial institution or firm of lawyers or title company to be held in escrow in such account pursuant to any agreement or arrangement (other than in respect of Indebtedness for borrowed money); (vi) Liens on property purchased after the date of the Indenture provided that (A) any such

Lien (x) is created solely for the purpose of securing Indebtedness incurred to finance the cost (including the cost of construction) of the item of property subject thereto and such Lien is created prior to, at the time of, or within 270 days after the later of, the acquisition, the completion of construction or the commencement of the full operation of such property, or for the purpose of securing Indebtedness incurred to refinance any Indebtedness previously so secured or (y) existed on such property at the time of its acquisition (other than Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property), (B) the principal amount of Indebtedness secured by any Lien described in clause (A)(x) does not exceed 100% of such cost, and (C) such Lien does not extend to or cover any other property other than such item or property and any improvements on such item; (vii) any Lien with respect to any asset (including, without limitation, securities, documents of title and source codes), to the extent arising from the delivery of such asset to any financial institution, firm of lawyers, title company or other entity which holds assets in escrow or custody, to be held in escrow pursuant to any agreement or arrangement granted in the ordinary course of business; (viii) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision has been made; (ix) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes; (x) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (xi) Liens existing on the date of the Indenture; (xii) Liens permitted to finance receivables (including pursuant to a receivables sales agreement) arising in the ordinary course of business; (xiii) Liens on assets of Film Special Purpose Vehicles securing Indebtedness incurred for the purpose of effecting Permitted Film Financings; (xiv) Liens created in favor of (x) a producer or supplier of Content or (y) any other Person in connection with the financing of the production, distribution, acquisition, marketing, licensing, syndication, publication, transmission and/or other exploitation of Content, in each case above on or with respect to distribution revenues and/or distribution rights which arise from or are attributable to such Content; (xv) Liens under construction, performance and similar bonding arrangements entered into in the ordinary course of business; (xvi) in the case of a Person becoming a member of the 21st Century Fox Consolidated Group after the date of the Indenture, any Lien with respect to the assets of such Person at the time it became a member of the 21st Century Fox Consolidated Group, provided that such Lien is not created in contemplation of, or in connection with, such Person becoming a member of the 21st Century Fox Consolidated Group; (xvii) Liens created by members of the 21st Century Fox Consolidated Group in favor of other members of the 21st Century Fox Consolidated Group; (xviii) Liens not otherwise permitted herein which do not, in the aggregate, exceed 15% of the Tangible Assets of the 21st Century Fox Consolidated Group; provided that any such Lien is not otherwise prohibited under the Indenture; and (xix) any extension, renewal or replacements of any of the Liens referred to in clauses (i) through (xviii) above, provided that the renewal, extension or replacements is limited to all or part of the property securing the original Lien or any replacement of such property and further provided that in the case of sub-clauses (i) and (iii) of this definition, there is no default in the underlying obligation secured by such encumbrance or such obligation is being contested in good faith and by appropriate proceedings.

“Permitted Film Financing” means debt and equity financing arrangements with third parties for the financing, production, distribution, acquisition, marketing, licensing, syndication, publishing, transmission or other exploitation of Content by any Person in which any interest held by a member of the 21st Century Fox Consolidated Group is held through a Film Special Purpose Vehicle and as to which neither 21st Century Fox nor its Subsidiaries has incurred any Indebtedness other than through such Film Special Purpose Vehicle.

“Person” means any individual, partnership, corporation, joint venture, limited liability company, trust or other entity, or government or any agency or political subdivision thereof.

“Programming Liabilities” means all obligations incurred in the ordinary course of business to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise exploit Content, other than any such obligations for Indebtedness described in clause (i) of the definition of Indebtedness and guaranties of such Indebtedness.

“Public Debt” means any Indebtedness of the Company and 21st Century Fox (other than the Securities) that is registered pursuant to a registration statement filed with the SEC or any comparable national or state regulatory or governmental body in any jurisdiction of the United States or otherwise, plus any Indebtedness that any member of the 21st Century Fox Consolidated Group has issued and provided registration rights to the holders of such privately placed securities in connection with such issuance other than the Securities.

“Redeemable Stock” is defined as any equity security that by its terms or otherwise is required to be redeemed prior to the maturity of the Securities or is redeemable at the option of the holder thereof at any time prior to maturity of the Securities.

“Securities” means any debt securities authenticated and delivered under the Indenture.

“Special Purpose Vehicle” means a Person that is, or was, established: (a) with a separate legal identity and limited liability; (b) as a member of the 21st Century Fox Consolidated Group; and (c) for the sole purpose of a single transaction, or series of related transactions, and that has no assets and liabilities other than those directly acquired or incurred in connection with such transaction(s).

“Subsidiary” is defined as, with respect to any Person, (i) a corporation a majority of whose issued and outstanding capital stock, voting shares or ordinary shares having ordinary voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least a majority ownership interest and the power to direct the policies, management and affairs thereof. For purposes of this definition, any director’s qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Tangible Assets” of any Person is defined as, as of any date, the amount of total assets of such Person and its subsidiaries on a consolidated basis at such date minus goodwill, trade names, patents, unamortized debt discount expense and other like intangibles, all determined in accordance with GAAP.

The summary herein of certain provisions of the Indenture, including the defined terms therein, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, a copy of which will be made available to prospective purchasers of the notes upon request to the Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of notes by U.S. Holders and Non-U.S. Holders, each as defined below. This discussion is based upon the U.S. federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation or any entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or if a valid election is made to treat the trust as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes).

This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., banks or other financial institutions, insurance companies, broker-dealers, U.S. expatriates and tax-exempt entities) or to persons that will hold the notes as a part of a straddle, hedge, or synthetic security transaction for U.S. federal income tax purposes or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. If a partnership (or any entity that is treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. In addition, this summary does not discuss any other U.S. federal tax (such as gift tax) considerations or any foreign, state or local tax considerations. This summary assumes that investors will hold their notes as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Issuer will treat the notes as debt, and the following discussion assumes that the notes are properly characterized as debt for U.S. federal income tax purposes. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY NON-U.S., STATE, LOCAL OR OTHER TAXING JURISDICTION.

Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders

Exchange of the Original Notes for Exchange Notes

The exchange of an original note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes because the Exchange Note will not be considered to differ materially in kind or extent from the original note. Accordingly, the Exchange Note will be treated for U.S. federal tax purposes as a continuation of the original note in the hands of a U.S. Holder or a Non-U.S. Holder. As a result, (1) a holder will not recognize any gain or loss on the exchange, (2) the holder’s holding period for an Exchange Note will include the holding period for the original note, and (3) the holder’s adjusted tax basis of the Exchange Note will be the same as the holder’s adjusted basis of the original note. The Exchange Offer will not have any U.S. federal income tax consequences for a nonexchanging holder of an original note.

Taxation of U.S. Holders

Interest

A U.S. Holder generally will be required to include in gross income as ordinary interest income the stated interest on a note at the time the interest accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Optional Redemption and Change of Control

We intend to take the position that the likelihood of an optional redemption, as described under “Description of the Notes—Redemption by the Company,” or of a Change of Control Offer, as described under “Description of the Notes—Repurchase upon change of control triggering event,” is remote within the meaning of the applicable U.S. Treasury Regulations and, in accordance with such treatment, a U.S. Holder would not be required to take into account any such payment until such payment is made by the Company. However, the Internal Revenue Service (“IRS”) may take a contrary position, which could affect both the timing of a U.S. Holder’s recognition of income from the notes and our deduction with respect to such payment.

Sale, Exchange or Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of an exchange note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (not including the amount allocable to accrued and unpaid interest not previously included in gross income, which will be treated as ordinary interest income), and (ii) the U.S. Holder’s adjusted tax basis in the note. The amount realized will equal the sum of the amount of cash and the fair market value of any property received on the disposition of the note. A U.S. Holder’s adjusted tax basis in the note will generally equal such U.S. Holder’s purchase price for the note, reduced by any principal payments on the note received by such U.S. Holder, increased by any amounts included by such U.S. Holder in income as described in “Accrual Method Election” below, and reduced by any amortizable bond premium applied to reduce such U.S. Holder’s interest income as described in “Bond Premium” below. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the note exceeds one year at the time of the disposition.

Market Discount

A U.S. Holder that purchases a note for an amount that is less than its principal amount will have market discount with respect to the note in the amount of such excess. Such U.S. Holder is required (unless the market discount is less than a de minimis amount) to treat any principal payments on, or any gain realized on the disposition or retirement of, such note, as interest income to the extent of the market discount that accrued while such U.S. Holder held the note, unless the U.S. Holder elects to include the market discount in income on a current basis (see “Accrual Method Election” below). “Accrued” market discount is determined on a straight-line basis or, at the U.S. Holder’s election, on a constant-yield basis. Market discount is considered to be a de minimis amount if it is less than one-quarter of one percent of the note’s principal amount multiplied by the number of complete years to maturity after the U.S. Holder acquired the note. If a U.S. Holder disposes of a note with more than a de minimis amount of market discount in a nontaxable transaction in exchange for property whose adjusted basis is determined by reference to the adjusted basis of the note, such U.S. Holder must include all market discount in income as if such U.S. Holder had sold the note at its then fair market value.

If a U.S. Holder acquires a note at a market discount and does not make the accrual method election described below, such U.S. Holder may be required to defer the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note until the deferred income is realized.

Accrual Method Election

A U.S. Holder that purchases a note with market discount may elect to include in gross income such U.S. Holder’s entire return on the note (i.e., the excess of all remaining payments to be received on the note over the amount such U.S. Holder paid for the note) based on the compounding of interest at a constant rate. Such an election will apply to all debt instruments with market discount acquired by such U.S. Holder after the first day of the first taxable year to which such election applies. The election may be revoked only with the consent of the IRS.

Bond Premium

A U.S. Holder that purchases a note for an amount in excess of its principal amount will have premium with respect to the note in the amount of such excess. Such U.S. Holder may elect to treat the premium as “amortizable bond premium.” If such an election is made, the amount of interest such U.S. Holder must include in income for each accrual period is reduced by the portion of the premium allocable to such period based on the note’s yield to maturity. If the amortizable bond premium exceeds the interest allocable to the accrual period, the electing U.S. Holder must treat the excess as a bond premium deduction for the accrual period. However, the amount treated as a bond premium deduction is limited to the amount by which such U.S. Holder’s total interest income on the note in prior accrual periods exceeds the total amount treated by such U.S. Holder as bond premium on the note in prior accrual periods. A U.S. Holder generally may not assume that a note will be redeemed or converted prior to maturity for this purpose. If the note is in fact redeemed, such U.S. Holder may deduct any unamortized premium in the year of redemption. If a U.S. Holder makes the election described in this paragraph, the election will apply to all debt instruments the interest on which is not excludible from gross income (“fully taxable bonds”) that such U.S. Holder holds at the beginning of the first taxable year to which the election applies and to all fully taxable bonds such U.S. Holder later acquires. The election may be revoked only with the consent of the IRS.

If a U.S. Holder does not make this election, such U.S. Holder must include the full amount of each interest payment in income as described in “Interest” above. The U.S. Holder will receive a tax benefit from the premium only in computing gain or loss upon the sale or other disposition or retirement of the note.

Medicare Tax

A United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Backup Withholding and Information Reporting

Certain non-corporate U.S. Holders may be subject to backup withholding, currently at a rate of 28%, on payments of principal and interest on, and the proceeds of the disposition of, the notes, if the U.S. Holder (1) fails to provide a correct taxpayer identification number (“TIN”), which, for an individual, would generally be his or her Social Security Number, (2) provides an incorrect TIN, (3) is notified by the IRS that it has failed to report payments of interest or dividends, or (4) under certain circumstances, fails to certify that it is exempt from withholding. In addition, such payments of principal, interest and disposition proceeds to U.S. Holders will generally be subject to information reporting.

Backup withholding is not an additional tax. Any amount withheld from payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

Interest

Provided the beneficial owner of the notes fulfills certain certification requirements of section 871(h) or 881(c) of the Code as described below under the heading “Owner Statement Requirement,” interest paid by the Company to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax unless (A) the Non-U.S. Holder (i) actually or constructively owns 10% or more of the total voting power of all voting stock of the Company or (ii) is a controlled foreign corporation with respect to which the Company is a “related person” within the meaning of the Code or (B) such Non-U.S. Holder held the notes in connection with a U.S. trade or business carried on by such Non-U.S. Holder. Interest that does not qualify for exemption under these rules and is not effectively connected with the conduct of a U.S. trade or business generally will be subject to a U.S. withholding tax at a rate of 30% unless such tax is reduced or eliminated by an applicable treaty. A Non-U.S. Holder that is engaged in the conduct of a U.S. trade or business will be subject to (i) U.S. federal income tax on interest that is effectively connected with the conduct of such trade or business (and attributable to a permanent establishment in the United States of such Non-U.S. Holder if a tax treaty applies) and (ii) if the Non-U.S. Holder is a corporation, a U.S. branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the Non-U.S. Holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty. Any such interest that is effectively connected with the conduct of a U.S. trade or business (and attributable to a U.S. permanent establishment of a Non-U.S. Holder if a tax treaty applies) will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. person.

Gain on Disposition

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain recognized on a sale, redemption or other disposition of notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (and attributable to a permanent establishment in the United States of such Non-U.S. Holder if a tax treaty applies) or (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a U.S. trade or business (and attributable to a U.S. permanent establishment of a Non-U.S. Holder if a tax treaty applies) will be subject to U.S. federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% U.S. branch profits tax described above. Any gain (net of certain U.S. source losses) recognized by a Non-U.S. Holder described in (ii) above will be subject to U.S. federal income tax at a rate of 30% (or a lower tax rate under an applicable treaty).

Federal Estate Taxes

If interest on the notes is exempt from withholding of U.S. federal income tax under the rules described above (without regard to the requirements described below under the heading “Owner Statement Requirement”), the notes held by an individual who at the time of death is a Non-U.S. Holder and is not engaged in a U.S. trade or business generally will not be subject to U.S. federal estate tax as a result of such individual’s death.

Owner Statement Requirement

Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) and that holds notes on behalf of such owner file a statement (IRS Form W-8BEN, W-8BEN-E and/or W-8IMY, as applicable, or any successor form) with the Company or its agent to the effect that the beneficial owner is not a U.S. person in order to avoid withholding of U.S. federal income tax (an “Owner’s Statement”).

Backup Withholding and Information Reporting

Current U.S. federal income tax law provides that in the case of payments of interest to Non-U.S. Holders, backup withholding generally will not apply to payments made outside the United States by the Company or a paying agent on a note if an Owner’s Statement is received or an exemption has otherwise been established; provided in each case that the Company or a paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Additional Withholding Rules for Foreign Accounts

Sections 1471 through 1474 of the Code (“FATCA”) impose a withholding tax of 30% on certain types of payments by U.S. entities (such as the Issuer) made to persons that fail to meet requirements under FATCA. This withholding tax may be imposed on a portion of payments to (i) certain holders or beneficial owners of notes that do not provide certain information requested by the Issuer (or any relevant intermediary), (ii) any recipient (including an intermediary) of a payment that is a non-U.S. financial institution and has not (or the relevant financial institution has not) entered into an agreement with the IRS under FATCA and (iii) any recipient or intermediary that has not otherwise established an exemption from FATCA.

FATCA withholding will generally apply to a note holder that does not establish an exemption from FATCA withholding in connection with the receipt of: (i) payments of interest on the notes held by such note holder and (ii) payments of gross proceeds from a sale or other disposition of such notes made on or after January 1, 2019. Prospective investors should consult their tax advisors regarding this legislation.

Neither a holder nor a beneficial owner of notes will be entitled to any additional amounts in the event such withholding tax is imposed. Certain beneficial owners may be eligible for a refund of amounts withheld pursuant to FATCA if certain requirements are met.

BOOK-ENTRY; DELIVERY AND FORM

The Company will initially issue the Exchange Notes in the form of one or more global notes. Each global note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in any global note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

DTC has advised the Company as follows:

•	it is a limited-purpose trust company organized under the laws of the State of New York,

•	it is a member of the Federal Reserve System,

•	is a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	it is “a clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with it (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and FINRA. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

The rules applicable to DTC and its participants are on file with the Commission.

The Company expects that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by the global note to the accounts of participants. The accounts to be credited will be designated by the initial purchasers. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC, with respect to participants’ interests, or by DTC’s direct and indirect participants, with respect to the owners of beneficial interests in the global note other than participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global note.

So long as DTC, or its nominee, is the registered holder and owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner and holder of any notes evidenced by the global note for all purposes of the notes and the Indenture. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Except as set forth below, as an owner of a beneficial interest in the global note, you will not be entitled to have the notes represented by the global note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the global note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through those participants and indirect participants.

Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

The Company will make payments of principal of, premium, if any, and interest on notes represented by the global note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. The Company also expects that payments by participants or indirect participants to owners of beneficial interests in the global note held through direct and indirect participants will be governed by standing instructions and customary practices and will be the responsibility of the participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note for any note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests or for any other aspect of the relationship between DTC and its direct or indirect participants or the relationship between those participants and the owners of beneficial interests in the global note owning through those participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered as described under “Description of the Notes.” Neither the Trustee nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business on the first anniversary of the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 9, 2016 (90 days after the date of delivery of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in connection with the Exchange Offer. We will indemnify the holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

21st Century Fox is subject to the informational requirements of the Exchange Act and files reports and other information with the Commission.

You may read and copy this information at the Public Reference Room of the Commission, 100 F Street N.E., Washington, D.C. 20549. For more information about the operation of the Public Reference Room, call the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains reports and other information about issuers who file electronically with the Commission. The Internet address of the site is http://www.sec.gov. Some, but not all, of 21st Century Fox’s publicly filed information is available through the Commission’s web site. You may also obtain certain of these documents at 21st Century Fox’s website at www.21cf.com. We are not incorporating the contents of the websites of the Commission, 21st Century Fox or any other person into this document. We are only providing information about how you may obtain certain documents that are incorporated into this document by reference at these websites.

This prospectus forms part of the registration statement filed by the Company and 21st Century Fox with the Commission under the Securities Act. This prospectus omits certain of the information contained in the registration statement in accordance with the rules and regulations of the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows 21st Century Fox to “incorporate by reference” information into this prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that 21st Century Fox has previously filed with the Commission (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules). These documents contain important information about 21st Century Fox and its consolidated subsidiaries and their finances.

21st Century Fox has filed with the Commission, pursuant to the Exchange Act, its Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed August 13, 2015; its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed November 4, 2015; its Current Reports on Form 8-K, filed July 17, 2015, September 9, 2015, September 29, 2015, October 14, 2015, October 21, 2015 and November 12, 2015; and its Definitive Proxy Statement on Schedule 14A filed September 29, 2015.

Reports and other information filed by 21st Century Fox with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus. In addition, all reports, amendments to previously filed reports and other information filed by 21st Century Fox with the Commission following the date hereof and prior to the termination of the exchange offer, including 21st Century Fox’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments thereto and Proxy Statement filed on Schedule 14A, shall be deemed to be incorporated by reference herein. Statements contained in this document as to the contents of any contract or other document referred to in such document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Commission, each such statement being qualified in all respects by such reference.

We will provide to you upon written or oral request, without charge, a copy of any and all of the information incorporated by reference in this prospectus; however, a reasonable fee per page will be charged for any paper copies of any exhibits to such information. Requests for copies of such information relating to 21st Century Fox should be directed to: 21st Century Fox America, Inc., 1211 Avenue of the Americas, New York, NY 10036, Attention: Investor Relations (telephone number (212) 852-7059).

LEGAL MATTERS

Certain legal matters in connection with the notes and the Guarantee have been passed upon for the Company and the Guarantor by Hogan Lovells US LLP, 875 Third Avenue, New York, New York 10022.

EXPERTS

The consolidated financial statements of 21st Century Fox appearing in 21st Century Fox’s Annual Report (Form 10-K) for the year ended June 30, 2015, and the effectiveness of 21st Century Fox’s internal control over financial reporting as of June 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until March 9, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

US$1,000,000,000

21st Century Fox America, Inc.

Exchange Offer of

US$600,000,000 of our 3.700% Senior Notes due 2025

and

US$400,000,000 of our 4.950% Senior Notes due 2045

Unconditionally Guaranteed by

Twenty-First Century Fox, Inc.

December 10, 2015